EXHIBIT 10.2

AB International Group Corp.

SECRETARY AND TREASURER EMPLOYMENT AGREEMENT (Agreement)

This agreement is made July 31, 2018 (Effective Date) by and between AB International Group Corp. located at 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR (Employer) and Jianli Deng of 2/F, 45 Hollywood Road Hong Kong SAR (Executive) and supersedes any prior employment-related conversations or agreements between the Employer and Executive. Employer and Executive are sometimes collectively referred to herein as the “Parties” or, individually, as “Party.”

Statement of Agreement:

FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, each of the Employer, directly or through its subsidiaries, and Executive hereby agrees to the employment of Executive on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all of the Employer’s policies and procedures regarding its employees:

1. POSITION. Commencing on the Effective Date, Executive shall serve as the Secretary and Treasurer of Employer with all authority and corresponding responsibility of the Secretary and Treasurer of a corporation under Nevada law, subject to the overall authority of Employer’s Board of Directors, collectively and individually, the articles of incorporation, regulations, and other governing documents.

2. ROLES & RESPONSIBILITIES. Not in limitation of the authority and responsibility of the position as described in section 1, Executive shall:

a. Perform to the best of his abilities, experience and talents while providing investment guidance and raising capital for Employer;

b. Exercise overall authority and responsibility to hire, discharge and determine the compensation and duties of employment of all personnel of Employer (other than members of the Board in their capacity as Directors);

c. Attend all Board meetings per year and report out to the Board, its Executive Committee and its duly authorized committees as they shall require. Executive will detail the services rendered in connection with the operation of Employer, employment of personnel and acquisition and disposition of assets.

d. Supervise and implement Employer’s policies and operating programs, budgets, procedures, and directions established or as changed from time to time (collectively, Policies and Programs) adopted by the Board;

e. Direct the management and conduct of the operations of the Employer in the ordinary course of its business pursuant to the Policies and Programs of Employer; and

f. Enter into transactions, agreements and take actions in the ordinary course of the Employer’s business and not contrary to the Policies and Programs.

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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3. TERM, NOTICE AND DISCHARGE FOR CAUSE. The term of employment shall be for six years from the Effective Date. The Agreement can be renewed or terminated for Cause or by resignation or death. Executive must provide to the Chairman or other person serving as chair of the Board written notice of resignation at least 30 days before the effective date of termination.

4. COMPENSATION. Employer agrees to pay or cause to be paid the following to Executive for his services during the term of this Employment Agreement:

a. Shares. 10,000,000 shares in Employer up front for the six-year period of this Agreement. The shares will have a restriction removal pre-dated for six months when the shares will become tradeable.

b. Annual Bonus. On January 1st of each calendar year the Agreement is in effect, Employer, under direction of its Board, may pay or cause to be paid a cash bonus to Executive of one percent of the monies raised by Executive prior to all taxes and required withholdings.

5. BENEFITS & PERQUISITES. Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Employer and made available to senior executives. Not in limitation of the foregoing, Executive shall also be entitled to the following:

a. Vacation. Executive shall be entitled to unlimited vacation per calendar year.

b. Insurance. Employer shall provide the following insurances to Executive:

i. Directors & Officer Liability in an amount appropriate for Employer’s business based on a determination of its Legal Counsel.

ii. Health Insurance – Employer shall pay the full cost of health insurance for Executive and Executive’s family either in accordance with whatever plan the Employer maintains for its employees or one that Executive finds acceptable during this Agreement. The insurance needs to have international coverage due to the necessity of Executive’s travel.

iii. Dental Insurance - Employer shall pay the full cost of dental insurance for Executive and Executive’s family either in accordance with whatever plan the Employer maintains for its employees or one that Executive finds acceptable during this Agreement.

iv. Vision Insurance - Employer shall pay the full cost of vision insurance for Executive and Executive’s family either in accordance with whatever plan the Employer maintains for its employees or one that Executive finds acceptable during this Agreement.

c. Business and Expenses.

i. Travel - Employer acknowledges Executive will be required to travel for board meetings and in order for the Executive to fulfill his role and responsibilities. As such, Employer agrees to reimburse Executive for all expenses related to travel, including but not limited to, business class airfare, hotel accommodations (to include wifi, dry cleaning for travel in excess of five business days, access to fitness facilities), transportation expenses, currency transaction fees and meals.

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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6. SUPPLMENTAL RETIREMENT BENEFIT. If Executive’s employment is terminated due to disability or death, Employer shall pay Executive or, in the case of his death, to his designated beneficiary, a supplemental retirement benefit US $1,000,000 prior to all taxes and other withholdings.

7. SEVERANCE PAY, BENEFITS & LIQUDATED DAMAGES.

a. Severance Payments for Death; Discharge without Cause; or Resignation for Good Reason. If Executive’s employment is terminated by death, Employer discharges Executive for anything other than for Cause, or Executive resigns for Good Reason, Executive shall be entitled to, and the Employer shall pay Executive severance pay in the amount of US $1,000,000 each year for the period of three calendar years (Continuation Period). Severance shall be reduced by the gross rate of all other compensation for services, if any, earned and received by Executive from any source other than Employer during the same period. Upon request, Executive shall provide Employer with copies of (i) any Forms W-2 or 1099 received, or (ii) copies of Executive's income tax returns, for any period including any part of the foregoing period. Notwithstanding the forgoing, the continued payments during the Continuation Period shall be subject to Executive’s being available upon advance reasonable request by the Employer to advise the Employer or its agents during regular business hours regarding matters believed to be within Executive’s knowledge because of his positions with the Employer. Notwithstanding the forgoing, Executive's right to severance pay shall be subject to forfeiture and repayment as provided in Section 9.

b. Medical Benefits. During the Continuation Period, or, if shorter, the period of time that Executive would be entitled to continuation coverage under a group health plan of the Employer under section 4980B of the Code (COBRA) if Executive elected such coverage and paid the applicable premiums, the Employer will pay to Executive as supplemental compensation an amount equal to 1.30 times each payment of the expenses substantiated as actually paid by Executive for coverage in any program providing for welfare benefits in which Executive was a participant on the date of termination that are not otherwise reimbursed by any other person and that are otherwise allowable as a deduction under section 213 of the Code (without regard to any limitations on deductibility). Premiums paid for welfare benefits that may be reimbursed under this section include, but are not limited to, health, medical, dental, vision, and disability.

c. Liquidated Damages upon Failure to Give Notice of Resignation. Notwithstanding any provision to the contrary in this Agreement, if Executive quits other than for Good Reason without giving proper notice, Executive shall pay to the Employer as liquidated damages immediately due upon such termination the amount of US $50,000, plus any costs, including attorney fees, incurred by Employer in enforcement of such notice provision or in collection of such liquidated damages. Employer shall have the right to set off against any other amount owed Executive pursuant to this Agreement, such amount of liquidated damages and pursue collection of any remaining balance of such liquidated damages.

d. Dispute as to Existence of Cause or Good Reason. Any discharge claimed for Cause or resignation claimed for Good Reason shall be so stated in the notice thereof, and any dispute between the Employer and Executive as to the existence of Cause or Good Reason shall be resolved as provided in Section 11.

e. Cause shall exist if Executive:

i. Is c onvicted of, or pleads guilty or nolo contendere to, a felony or any act amounting to embezzlement, fraud, or theft or involving moral turpitude;

ii. Is convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony resulting in death, substantial bodily, psychological harm to or other act of moral turpitude harming, any person;

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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iii. Willfully engages in conduct materially injurious to the goodwill and reputation of Employer;

iv. Willfully causes Employer, other than pursuant to the advice of Employer legal counsel, to violate a law which, in the opinion of Employer legal counsel, is reasonable grounds for civil or criminal penalties against Employer or its Board;

v. Willfully engages in conduct which constitutes a violation of Employers written Policies or Procedures regarding the conduct of its employees, including policies regarding sexual harassment of employees and the use of illegal drugs or substances;

vi. Without due cause, fails within 30 days after receipt of notice to follow any lawful order given by or under direction of the Board;

vii. Does not correct within 30 days after receipt of notice any act or omission that, in the opinion of the Employer’s legal counsel, gives rise to a cause of action by Employer or its Board personally against Executive to specifically enforce or restrain some action for purpose of avoiding or recovering losses or damages, for an amount in excess of $10,000; and

viii. Does not correct within 30 days after receipt of notice any act of dishonesty against Employer;

f. Good Reason shall exist in the absence of Cause if:

i. Executive ceases to hold position and title of Secretary and Treasurer as contemplated in this Agreement, or a position and title of a more senior position which Executive accepts;

ii. Executive is assigned, without Executive’s consent, authority or responsibility materially inconsistent with authority and responsibility contemplated in this Agreement, including material diminution of Executive’s authority and responsibility for supervision and compensation of all Employer personnel or change in reporting requirements to anyone other than the Board or its duly authorized committees;

iii. Executive becomes disabled to the extent that Executive cannot, with reasonable accommodation, effectively perform the requirements of Executive’s position and is unable to effectively exercise Executive’s authority and perform Executive’s responsibility under this Agreement;

iv. Employer fails to obtain an agreement from any successor or assign of the Employer to assume and agree to perform the obligations of the Employer under this Agreement; and

v. Employer does not correct within 30 days after receipt of notice any act or omission that gives rise to a cause of action by Executive personally against the Employer to specifically enforce or restrain some action for purpose of avoiding or recovering losses or damages, for an amount in excess of US $10,000.

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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8. EXECUTIVE COVENANTS. Without the prior written consent of the Employer, Executive shall not engage in the following:

a. No Unauthorized Competition. For a period of six months thereafter, Executive will not compete against Employer in Hong Kong.

b. No Disloyal Act. During the term of Executive’s employment, take any action regarding the Employer, its operations or property, that in good faith Executive knows or should reasonably know is opposed to the best interests of the Employer;

c. No Unauthorized Usurpation of Employer Opportunity. During Executive’s employment, take advantage of any Employer opportunity without first offering full disclosure of the opportunity to Employer and receiving notice that the Employer has declined such opportunity. For this purpose, “Employer opportunity” means any opportunity to engage in a business activity: (1) of which Executive becomes aware (A) by virtue of Executive’s relationship with, or in connection with performing functions in the business of, or in using facilities or other resources of the Employer, and (B) under circumstances that should reasonably lead Executive to believe that the person offering the opportunity expects it to be offered to the Employer; or (2) which Executive knows is closely related to a business in which the Employer is engaged or expected to engage;

d. No Unauthorized Disclosure. During the term of Executive’s employment and thereafter, make or cause to be made any unauthorized disclosure of Employer’s confidential information or its activities and operations, except to the extent reasonably necessary or appropriate in connection with the performance of Executive’s authority and responsibility under this Agreement or as may be legally required; provided, however, that nothing herein contained shall preclude the use or disclosure of any information known generally to the public;

e. No Unauthorized Solicitation. During the term of Executive’s employment and for a period of one year thereafter or, if longer, during any Continuation Period, attempt to or interfere with the Employer’s (or any of its subsidiaries or affiliates) relationship with, including prospective or current employees of Employer (or any of its subsidiaries or affiliates);

f. No Disparagement. During the term of Executive’s employment and during any Continuation Period, Executive will not criticize, ridicule or make any disparaging or derogatory statement about Employer or any person affiliated with Employer in any communications with any customer or client, vendor or supplier of Employer or in any public statement; or

g. No Failure to Return Property. Upon termination of employment, Executive will immediately return all Employer property in Executive’s possession or control, tangible or intangible, including without limitation trade secrets, confidential and proprietary information and intellectual property in whatever embodiment or form, and all copies and other reproductions and extracts thereof, including those prepared by Executive.

9. FORFEITURE. Notwithstanding any other provision to the contrary contained herein, the right of Executive or his estate or other beneficiaries shall forfeit all rights to receive or retain all payments and benefits if :

a. Executive breaches any of this Agreement;

b. Executive makes, except as required by law, any disparaging remark, orally or in writing, about Employer, except to those persons who have a need to know and have a corresponding fiduciary or contractual obligation to keep such conversations confidential, provided that this obligation shall not prohibit Executive from enforcing or defending any legal right he may have at law or in equity in appropriate legal proceedings against any other person;

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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c. Cause is found to exist within the meaning of Section 7 for termination of Executive or, if Executive resigns pursuant to Section 7 claiming Good Reason and Good Reason is found not to exist, even if such finding is after Executive’s termination; or

d. Employer materially fails to maintain or has falsified (1) books, records, and accounts in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Employer, and (2) a system of internal accounting controls sufficient to provide reasonable assurances that transactions (i) are executed in accordance with management's general or specific authorization, and (ii) are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles.

10. SPECIFIC ENFORCEMENT. Executive acknowledges that any breach of the covenants in Section 8 may result in irreparable injury and damage to Employer for which it may have no adequate remedy at law. Accordingly, Executive agrees that in the event of any such breach or any threat of breach:

a. Employer shall, in addition to any other remedies or damages available to it at law or in equity, be entitled to immediate and permanent specific performance injunctive relief restraining such breach or threatened breach, without having to prove damages. In addition, the Employer shall be entitled to all costs and expenses, including reasonable attorneys’ fees and costs in enforcing the covenants of Section 8. The covenants of Section 8 and the remedies of the Employer under this section 10 shall survive any termination of this Agreement. Further, the existence of any claim or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants of section 8.

11. RESOLUTION OF DISPUTES. Any disputes arising under or related to this Agreement or regarding the legal rights or obligations of any of the parties to this Agreement, including any dispute between the Employer and Executive as to the existence of Cause or Good Reason, shall be resolved as follows:

a. Negotiation. Employer and Executive shall attempt in good faith to resolve any such dispute promptly by negotiation. Either may give the other written notice of any dispute not resolved in the normal course of business, stating that party’s position and designating a representative of that party to proceed with negotiations. Within 10 days after delivery of the notice, the receiving party shall submit to the other a written response, stating the responding party's position and designating a representative of the responding party to proceed with negotiations. Within 20 days after delivery of the disputing party's notice, the designated representative of each party to the dispute shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

b. Arbitration. If any issues in dispute are not resolved by such negotiation (or if any party fails to participate in such negotiation), any party may, by written notice to the other, demand that the dispute be resolved by binding arbitration in Reno, Nevada, before a single arbitrator pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall be instructed, and the parties shall cooperate, with completing the arbitration with a ruling, if possible, in writing on each issue in dispute within 120 days of the arbitrator’s appointment by the AAA. The arbitrator shall have the power to award damages, equitable relief, reasonable attorney's fees and expenses, and the fees and expenses of the arbitrator and of the AAA, to any party consistent with Federal Rule of Civil Procedure 54 (d) or successor Rule. The arbitrator’s rulings and awards shall be final and binding upon the parties and judgment thereon may be entered in any court having competent jurisdiction. Except and unless otherwise awarded by the arbitrator, Employer shall pay the fees and expenses of the arbitrator and of the AAA.

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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12. MISCELLANEOUS.

a. Representation as to Limitations. Executive represents and warrants that Executive is not under any contractual or legal restraint that prevents or prohibits Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

b. Successors and Assigns. This agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and shall be binding upon Executive, Executive’s administrators, executors, legatees, heirs, and other legal representatives. Employer shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Except to the extent the context otherwise requires, the term “Employer” as used herein shall include any such successors and assigns to Employer’s operations or assets. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s administrators, executors, legatees, heirs, and other legal representatives, except by will or by the laws of descent and distribution.

c. Notices. Any notice to be given to a Party hereunder shall be given by email.

d. Amendment/Waiver. No amendment or waiver of any provision of this Agreement shall be implied by any failure of any Party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently, and in no event shall any amendment or waiver of any provision of this Agreement be effective against any party hereto unless expressed in writing signed by that party. No express waiver shall affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

e. Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction for any reason, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable portion were not contained herein.

f. Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Nevada without giving effect to the conflict of law principles thereof.

Signatures:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

AB International Group Corp.		Jianli Deng

By:		By:

Title:	President	Title:	Secretary, Treasurer .

AB International Group, Corp. | 16th Floor, Rich Towers, 2 Blenheim Avenue, Kowloon, Hong Kong SAR | www.abqqs.com

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